Exhibit 23.4

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated January 30, 2014, with respect to the combined financial statements of Mountain West Retirement Corporation included in the CNL Healthcare Properties, Inc. Current Report on Form 8-K/A dated December 2, 2013, and incorporated by reference in the Registration Statement of CNL Healthcare Properties, Inc. for the registration of $750,000,000 of shares of its common stock.

We also consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 20, 2014, with respect to the combined financial statements of Mountain West Retirement Corporation included in the CNL Healthcare Properties, Inc. Current Report on Form 8-K/A dated February 3, 2014, and incorporated by reference in the Registration Statement and related prospectus supplement of CNL Healthcare Properties, Inc. for the registration of $750,000,000 of shares of its common stock.

/s/ Mack, Roberts & Co., LLC

Portland, Oregon
May 20, 2014